CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (the “Registration Statement”) of our reports dated July 19, 2017, relating to the financial statements and financial highlights, which appear in T. Rowe Price Institutional Credit Opportunities Fund’s (one of the funds comprising T. Rowe Price Institutional Income Funds, Inc.) Annual Report and T. Rowe Price Credit Opportunities Fund, Inc.’s Annual Report on Form N-CSR for the year ended May 31, 2017. We also consent to the references to us under the headings “Financial Statements” and “Documents Incorporated By Reference” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
June 22, 2018